Exhibit 99.2

Ault Disruptive Technologies Corporation

Board of Directors

Compensation Committee Charter

Establishment and Purposes

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ault Disruptive Technologies Corporation (the “Company”) is established pursuant to the Company’s By-laws. The Committee’s primary purposes are to:

•	provide oversight of the Company’s executive compensation program and determine whether it remains effective to attract, motivate and retain executive and other senior officers capable of making significant contributions to the long-term success of the Company, consistent with stockholder interests;

•	review and discuss the compensation discussion and analysis included in the Company’s annual proxy statement with management and approve the Committee’s report for inclusion in the proxy statement; and

•	review, assess and make reports and recommendations to the Board as appropriate on the Company’s strategies relating to human capital management, with an emphasis on talent development, performance against talent and diversity goals and succession planning, in each case, at the highest management levels.

Membership

The Committee shall consist of a minimum of three directors. Members of the Committee shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee and may be removed by the Board in its discretion. The Board will appoint one of the members of the Committee to serve as Chairman.

Members of the Committee shall satisfy the independence requirements applicable to Committee membership under the New York Stock Exchange American’s listing requirements. Members of the Committee must qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Administration

Except as otherwise provided by resolution of the Board or the Committee, the presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. The Committee may delegate to its Chairman or other members such powers and authority as the Committee deems to be appropriate, except such powers and authority required by law to be exercised by the whole Committee.

Duties and Responsibilities

In furtherance of the purposes of the Committee, the Committee shall:

•	Annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s overall compensation levels based on this evaluation. The Committee may submit its determination of the CEO’s overall compensation levels to the non-management members of the Board for ratification, but reserves the right to retain or reconsider its original determination in the event the non- management members of the Board fail to ratify such original determination.

•	At least annually, review and approve the annual base salaries and annual incentive opportunities of the CEO and executive officers.

•	Periodically and as and when appropriate, review and approve the following as they affect the CEO and executive officers:

o	all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities;

o	any employment agreements and severance arrangements; and

o	any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits.

•	Periodically review and approve compensation for the directors.

•	Receive periodic reports on the Company’s compensation programs as they affect all employees and directors and consider related risks.

•	Review and adopt, or recommend to the Board, as appropriate, the adoption of new, or the amendment of existing, executive compensation policies and plans of the Company.

•	Perform such duties and responsibilities as may be assigned to the Committee under the terms of any executive compensation plan.

•	Review and approve perquisites, special cash payments or other personal benefits to the Company’s executive officers and employees.

•	Review and discuss the compensation discussion and analysis included in the Company’s annual proxy statement with management and approve the Committee’s report for inclusion in the proxy statement.

•	Produce a report on executive compensation to be included in the Company’s annual proxy statement, and review and recommend changes, if appropriate, to the remuneration of directors.

•	Implementing and administering the Company’s incentive compensation equity-based remuneration plans.

•	Consider and discuss the results of the advisory “say-on-pay” vote, if applicable.

•	Review, approve, or recommend to the Board, or delegate to management, the approval of the Company’s retirement, group life, health, hospitalization, medical reimbursement, relocation, displacement, severance or welfare plans, any amendments thereto or termination thereof, in each case as appropriate and as required by the applicable plans.

•	Review, assess and make reports and recommendations to the Board as appropriate on the Company’s strategies relating to human capital management, with an emphasis on talent development, performance against talent and diversity goals and succession planning, in each case, at the highest management levels.

•	Make regular reports to the Board and maintain minutes of its meetings and records relating to those meetings and the Committee's activities.

•	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

•	Annually review its own performance.

•	The Committee shall periodically review the “clawback” policy (including as may be required by applicable law) for recovering incentive-based compensation, if applicable.

•	The Committee shall periodically review stock ownership guidelines for executive officers and non-employee directors and oversee compliance with such guidelines.

Use of Consultants, Legal Counsel and Advisers

The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company. Except as otherwise provided under the New York Stock Exchange American’s listing requirements, the Committee may select a compensation consultant, outside legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person's independence from management, including the following:

(a)	the provision of other services to the Company by the employer of the compensation consultant, legal counsel or other adviser;

(b)	the amount of fees received from the Company by the employer of the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of such employer;

(c)	the policies and procedures of the employer of the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest:

(d)	any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(e)	any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(f)	any business or personal relationship of the compensation consultant, legal counsel, other adviser or his or her employer with an executive officer of the Company.